Exhibit 99.1
October 10, 2019

Contact:	Investor contact:
Media Relations	Emily Halverson
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5908

Alaska Air Group reports September 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported September and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of RAVN Air.

AIR GROUP
On a combined basis for all operations, Air Group reported a 6.4 percent increase in traffic on a 3.5 percent increase in capacity compared to September 2018. Load factor increased 2.2 points to 83 percent.

The following table shows the operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,807	3,579	6.4%	35,018	34,685	1.0%
Revenue passenger miles RPM (000,000) "traffic"	4,452	4,186	6.4%	42,113	41,272	2.0%
Available seat miles ASM (000,000) "capacity"	5,365	5,183	3.5%	50,006	49,256	1.5%
Passenger load factor	83.0%	80.8%	2.2 pts	84.2%	83.8%	0.4 pts

MAINLINE
Mainline reported a 5.1 percent increase in traffic on a 2.4 percent increase in capacity compared to September 2018. Load factor increased 2.2 points to 83.2 percent. Mainline also reported 81.5 percent of its flights arrived on time in September 2019, compared to 85.2 percent reported in September 2018.

The following table shows mainline operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	2,884	2,755	4.7%	26,725	27,107	(1.4)%
RPMs (000,000)	3,984	3,789	5.1%	37,917	37,677	0.6%
ASMs (000,000)	4,786	4,676	2.4%	44,816	44,730	0.2%
Passenger load factor	83.2%	81.0%	2.2 pts	84.6%	84.2%	0.4 pt
On-time arrivals as reported to U.S. DOT	81.5%	85.2%	(3.7) pts	80.3%	83.2%	(2.9) pts

REGIONAL
Regional traffic increased 17.9 percent on a 14.2 percent increase in capacity compared to September 2018. Load factor increased 2.6 points to 80.8 percent. Alaska's regional partners also reported 85.9 percent of its flights arrived on time in September 2019, compared to 83.4 percent in September 2018.

The following table shows regional operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	923	824	12.0%	8,293	7,578	9.4%
RPMs (000,000)	468	397	17.9%	4,196	3,595	16.7%
ASMs (000,000)	579	507	14.2%	5,190	4,526	14.7%
Passenger load factor	80.8%	78.2%	2.6 pts	80.8%	79.4%	1.4 pts
On-time arrivals as reported to U.S. DOT	85.9%	83.4%	2.5 pts	83.6%	84.5%	(0.9) pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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